  Exhibit 99.1

RESIDEO PROVIDES UPDATE ON COVID-19 IMPACT

AUSTIN, Texas, April 23, 2020 – Resideo Technologies, Inc. (NYSE: REZI), a leading global provider of home comfort and security solutions, today provided an update on actions the company is taking to confront the COVID-19 pandemic.

Andy Teich, lead independent director of Resideo, stated, “Our top priority is the safety and well-being of our employees, professional installers, customers and communities in which we operate. While the operating environment is challenging, we are taking decisive actions to manage the business through the COVID-19 pandemic. We drew down all funds available under our $350 million revolving credit facility as a conservative measure to bolster our cash position and implemented additional cost reduction and cash flow management measures. Although the pandemic has created significant business disruption, we remain confident in our strategy and intend to continue to take steps to preserve the long-term value of the business.”

Protective Measures for Employees and Customers

Resideo plays an essential role in protecting public health and keeping people safe through its water heater, furnace and potable water controls, as well as its security products and services, which have been deemed ‘essential’ by the United States, Canada and certain other governments globally.

All of our ongoing operations are being managed consistent with health and safety guidelines and government recommended measures to ensure the well-being of our employees and customers. To that end, in certain locations around the world, including Mexico, Resideo has suspended operations to support local government initiatives or immediate healthcare concerns. We are closely monitoring pronouncements from governmental authorities in all jurisdictions and the impact on our ability to recommence commercial activity and ensure continued supply of products to customers.

Cost Reduction and Cash Flow Management Measures

Given the impact of the COVID-19 pandemic, Resideo has taken the following temporary actions:

•	Postponed or reduced non-essential capital expenditures;
•	Optimized working capital;
•	Reduced salaries for certain senior executives;
•	Reduced salaries / implemented a furlough program for certain other company employees;
•	Eliminated board service fees for the Board of Directors for the first quarter of 2020; and
•	Restricted new hiring activity.

Honeywell Payment Deferral

Resideo and Honeywell have agreed to defer until July 30, 2020 approximately $42 million in payments otherwise due to Honeywell in the second quarter, including the $35 million payment due April 30, 2020 under the environmental reimbursement agreement. This agreement has also been revised to incorporate the leverage ratio included in the credit agreement amendment entered into during the fourth quarter of 2019. Resideo was in compliance with this leverage ratio for the quarter ended March 31, 2020. Bob Ryder, interim chief financial officer, commented, “These arrangements were agreed with Honeywell as part of our ongoing dialogue regarding the overall relationship, and we expect to continue these productive discussions in the second quarter.”

Withdrawal of 2020 Guidance

Resideo expects first quarter sales and adjusted EBITDA to generally be in line with the expectations communicated on its fourth quarter and full-year earnings call held on February 26, 2020. However, given the rapidly evolving operating conditions related to the COVID-19 pandemic, the company believes it is too early to estimate accurately the effects on Resideo’s full-year 2020 performance and financial results. Accordingly, the company is withdrawing its previously issued 2020 guidance. The company will provide further business updates when it reports first quarter 2020 results in May.

Earnings Conference Call

The company expects to announce first quarter 2020 results on Wednesday, May 6, and host a conference call and webcast with investors on Thursday, May 7. Conference call and webcast details will be provided approximately one week prior to earnings.

About Resideo

Resideo is a leading global provider of critical comfort, residential thermal solutions and security solutions primarily in residential environments. Building on a 130-year heritage, Resideo has a presence in more than 150 million homes, with 15 million systems installed in homes each year. We continue to serve more than 110,000 contractors through leading distributors, including our ADI Global Distribution business, which exports to more than 100 countries from more than 200 stocking locations around the world. For more information about Resideo, please visit www.resideo.com.

Contacts

Media:	Investors:
Annalise Helms	Page Portas
(763) 777-4334	(512) 726-3799
annalise.helms@resideo.com	investorrelations@resideo.com

Forward Looking Statements

This release contains "forward-looking statements." All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe that the forward-looking statements contained in this press release are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, (1) the duration and severity of the COVID-19 pandemic and the disruption to our business and the global economy caused by it, including (A) its effect on the demand for our products and services, (B) its effect on our and our business partners’ supply chains, workforce, liquidity, spending and timing for payments and disbursements, (C) the impact of our facility closures and the modified working conditions at our corporate offices, Product & Solutions segment and ADI business segment, including the timing for our ability to reopen any facilities that have been closed and/or to ramp up operations at such facilities and meet related customer demand, and (D) the impact of employee salary reductions, furloughs and other actions we have taken or may take in response to the COVID-19 outbreak, (2) our ability to continue productive discussions and reach agreement with Honeywell with respect to modifications to some of the agreements that govern our relationship, and any potential disputes that have arisen or may hereafter arise with Honeywell if we are unable to reach such agreement, and (3) the other risks described under the headings "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements" in our Annual Reports on Form 10-K for the year ended December 31, 2019 and other periodic filings we make from time to time with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements. Except as required by law, we undertake no obligation to update such statements to reflect events or circumstances arising after the date of this presentation, and we caution investors not to place undue reliance on any such forward-looking statements.

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